[Letterhead of PricewaterhouseCoopers]

                                                               S41236 - 90008170

                                AUDITORS' REPORT

To the shareholders of

SANO DISPEC DEVELOPMENT LTD.

We have audited the financial statements of Sano Dispec Development Limited (hereafter - the company): balance sheets at December 31, 1996 and 1995 and statements of income (loss), changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the company's board of directors and management. Our responsibility is to express an opinion on these financial statements based on our audits.

Our audits were performed in accordance with generally accepted auditing standards, including those prescribed by the Auditors (Mode of Performance) Regulations, 1973. Those standards require that we plan and perform the audits to obtain reasonable assurance that the financial statements are free of material misstatement, whether caused by an error in the financial statements or by misleading information included therein. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the company's board of directors and management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a fair basis for our opinion.

The aforementioned financial statements have been prepared on the basis of historical cost adjusted to reflect the changes in the general purchasing power of Israeli currency, in accordance with Opinions of the Institute of Certified Public Accountants in Israel. Condensed nominal Israeli currency data, on the basis of which the adjusted financial statements were prepared, are presented in note 9.

In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of the company at December 31, 1996 and 1995 and its results of operations, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

Without qualifying our opinion, we draw attention to the accounting policy for foreign entities as described in note 1c.

Pursuant to Section 211 of the Companies Ordinance (New Version), 1983, we state that we have obtained all the information and explanations which we have required and our opinion on the abovementioned financial statements is given according to the best of our information and the explanations received by us and as shown by the books of the company.

Accounting principles generally accepted in Israel differ in certain respects from accounting principles generally accepted in the United States. As applicable to the company, the application of the latter would not have affected the determination of nominal/historical loss and capital deficiency presented in note 9.


                                          /s/ Kesselman & Kesselman
Tel-Aviv,                                 Kesselman & Kesselman
      February 19, 1997                   Certified Public Accountants (Isr.)